June 2017 Initial Public Offering NASDAQ: ESQ

1 37 64 97 37 64 97 37 64 97 37 64 97 This presentation contains forward - looking statements within the meaning of the federal securities laws. Forward - looking stateme nts express management’s current expectations, forecasts of future events or long - term goals and, by their nature, are subject to assumptions, risks and uncertai nties, many of which are beyond the control of the Company. Actual results could differ materially from those indicated. These statements are often, but not alwa ys, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “wil l,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward - looking nature . Forward - looking statements speak only as of the date they are made and are inherently subject to uncertainties and changes in circumstances, including those described under the heading “Risk Factors” in the Company’s registration statement on Form S - 1, f iled with the Securities and Exchange Commission (“SEC”). Forward - looking statements are not guarantees of future performance and should not be relied upon as repres enting management’s views as of any subsequent date. The Company undertakes no obligation to update forward - looking statements, whether as a result of new infor mation, future events or otherwise, except as may be required by law. This presentation is not an offer to sell securities, nor is it a solicitation of an offer to buy securities in any locality, stat e, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accurac y o r adequacy of this presentation. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under a ny circumstances, create any implication there has been no change in the affairs of the Company after the date hereof. This presentation includes industry and market data that we obtained from periodic industry publications, third - party studies and sur veys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Altho ugh we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data cou ld be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not kno w a ll of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. This presentation contains financial information determined by methods other than in accordance with accounting principles general ly accepted in the United States of America (“GAAP”). Management uses these “non - GAAP” measures in its analysis of our performance. Management believes that these non - GAAP financial measures allows for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, an d provide a greater understanding of our ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they neces sar ily comparable to non - GAAP performance measures that may be presented by other companies. A reconciliation of the non - GAAP measures used in this presentation to the most directly comparable GAAP measures is provided in t he Appendix to this presentation. The Company has filed a r egistration statement on Form S - 1 (including a prospectus) with the SEC (File No: 333 - 218372) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company ha s f iled with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website a t w ww.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request i t b y contacting: Sandler O’Neill + Partners, L.P. at toll - free 1 - 866 - 805 - 4128 or by emailing syndicate@sandleroneill.com Offering Disclosures

2 37 64 97 37 64 97 37 64 97 37 64 97 Offering Summary Issuer: Esquire Financial Holdings, Inc. Proposed Exchange / Ticker: NASDAQ Capital Market / “ESQ” Offering Size: 2,560,000 shares or $38.4 million at the midpoint Filing Range: $14.00 – $16.00 Offering Structure: 70% Primary (1,800,000 shares) 30% Secondary (up to 760,000 shares) Overallotment: 15% / 100% Primary Lock - Up: 180 days Use of Proceeds: ▪ Support future growth ▪ General corporate purposes ▪ Finance potential strategic acquisitions Sole Book - Running Manager: Sandler O’Neill + Partners, L.P.

3 37 64 97 37 64 97 37 64 97 37 64 97 ▪ High growth, unique business model – Provide financial and merchant processing services to the legal and small business communities on a national basis – Legal market represents $264.6 billion¹ in payments and merchant processing market represents nearly $5 trillion² in purchase volume – Leverage relationships in legal community to generate low cost deposits without a “brick and mortar” branch network • Cost of deposits of 0.15% for the three months ended March 31, 2017 • $198.6 million in off balance sheet funds (sweeps) as of March 31, 2017 – Tailored high yielding lending products for the legal community • NIM of 4.23% for the three months ended March 31, 2017 • Total loan CAGR of 26% between December 31, 2014 and March 31, 2017 ▪ Established merchant service business with stable noninterest income – Over 50% annual average growth in noninterest income for the two years ended December 31, 2015 and December 31, 2016 – Noninterest income contributed 22% of total revenue for the three months ended March 31, 2017 – $787.7 million in merchant processing transaction volume for the three months ended March 31, 2017 ▪ Strong credit culture - solid asset quality – Developed underwriting and credit management processes tailored to unique products offered – 0.0% NPAs / Assets³ as of March 31, 2017 ▪ Experienced and well - known leadership team – CEO and CFO work for a combined 19 years at North Fork Bank prior to Esquire – Chairman and Board of Directors well - known in the legal community (1) Source: Towers Watson. Includes single event, mass tort and class action claims represented approximately $264.6 billion in commercial and personal tort costs in 2010. (2) Source: According to a report issued by the Nilson Report, American Express, Discover, MasterCard, and Visa brand consumer and commercial credit, debit, and prepaid cards issued in the U.S. generated nearly $5 trillion in purchase volume in 2015, up 7.8% verses 2014 . (3) Nonperforming assets include nonperforming loans, other real estate owned and other foreclosed assets. Investment Highlights

4 37 64 97 37 64 97 37 64 97 37 64 97 Executive Management Dennis Shields Executive Chairman ▪ 20+ years in the legal community and financial services ▪ Founding organizer of Esquire ▪ CEO of Plaintiff Funding Corp. since 2000 Andrew C. Sagliocca President & Chief Executive Officer ▪ 27+ years of experience in financial services ▪ Joined Esquire as the CFO in February 2007 ▪ Senior Vice President at North Fork Bank from 1999 to 2007 Eric S. Bader EVP, Chief Financial Officer & Treasurer ▪ 17 years of experience in financial services ▪ Joined Esquire as Treasurer in January 2008 ▪ Previously Vice President at Goldman Sachs and Investment Officer at North Fork Bank Ari P. Kornhaber EVP, Director of Sales ▪ Joined Esquire in 2013 as Director of Sales ▪ National Marketing Director at Plaintiff Funding Corp. from 2004 to 2013 ▪ Previously a practicing plaintiff’s lawyer and trial attorney specializing in personal injury, medical malpractice and mass tort litigation Seasoned Senior Managers ▪ Fred Horn – SVP, Director of Merchant Services, 40 years of experience ▪ Frank Lonardo , Jr. – SVP, Chief Lending Officer, 29 years of experience ▪ Martin Korn – SVP, Technology Officer, 28 years of experience Board of Directors ▪ Experienced board of directors with significant leadership in the legal community Insider Ownership ▪ Directors and executive officers own or represent approximately 28.3% of outstanding common stock as of June 14, 2017 Experienced and Well - Known Leadership

5 37 64 97 37 64 97 37 64 97 37 64 97 Company Snapshot (1) Financial data as of or for the three months ended March 31, 2017. Esquire Operates Three Main Lending Business Lines Commercial Lending Consumer Lending Traditional CRE and 1 - 4 Family Lending Merchant Services Line of Business Merchant Services ▪ Lend to claimants (consumers) of law firms in single event, mass tort and class action lawsuits utilizing post settlement loans ▪ Selectively lend to partners of law firms ▪ Offer innovative and unique lending products and solutions to the legal community and their clients ▪ Developed robust legal network by leveraging relationships of the Company’s founders, directors and stockholders, many of whom are well - known in the legal community ▪ Focus on plaintiff law firms that specialize in single event, mass tort, class action and worker’s compensation cases ▪ Serve as depository for legal community for low cost settlement escrow and commercial operating deposits ▪ Offer traditional CRE and 1 - 4 family lending products as a means to further diversify the loan portfolio ▪ Service approximately 13,000 small businesses ▪ Processed approximately $3.6 billion of transaction volume in 2016 and $787.7 million in Q1 2017 ▪ Strengthens revenue stream by increasing stable source of noninterest income ▪ Focus on promoting cross selling opportunities Financial Highlights¹ Balance Sheet ( Dollars in thousands ) Total Assets $438,059 Total Loans $289,497 Total Deposits $383,372 Total Equity $53,244 Total Equity / Total Assets 12.15% Asset Quality NPAs / Assets 0.00% NPLs / Loans 0.00% Allowance / NPLs NA Allowance / Loans 1.21% Net Charge Off Ratio 0.01% Profitability ROAA 0.79% ROAE 6.33% Yield on Loans 5.58% Cost of Deposits 0.15% Net Interest Margin 4.23% Efficiency Ratio 73.18%

6 37 64 97 37 64 97 37 64 97 37 64 97 ▪ Access to Clients through Our Current Law Firms & Mass Tort / Class Action Relationships – Equivalent to Traditional Bank’s “Brick & Mortar” Branches ▪ Believed to be Large and Underserved Financial Market Opportunity ▪ Claimants (Consumers) with Cash Flow & Banking Needs for: – Living Expenses – Medical Expenses ▪ Lending Opportunities include Post Settlement Loans and Structured Settlement Loans ▪ Consumer Deposit Opportunities i nclude Various Settlement Funds on Claims The Esquire Bank “Branch Network ” Esquire “Branch Network”

7 37 64 97 37 64 97 37 64 97 37 64 97 (1) Based on average outstanding balance for the three months ended March 31, 2017. Low Cost Core Deposits 0bps 0bps 0bps 0bps 0bps Deposit Composition at March 31, 2017 Total Deposits ($mm) Demand 34.8% Savings NOW and MM 59.3% Time 5.9% 12/31/2014 12/31/2015 12/31/2016 3/31/2017 $290.8 $301.7 $370.8 $383.4 Cost of Deposits The litigation community represented more than 70% of total deposits as of March 31, 2017 (dollars in millions) As of March 31, 2017 Deposits Amounts Percentage Demand $133.5 34.8% Savings NOW and MM 227.2 59.3% Time 22.7 5.9% Total Deposits $383.4 Cost of Deposits¹ 0.15% Off BS Funds/Sweeps $198.6 0.18% 0.15% 0.15% 0.15%

8 37 64 97 37 64 97 37 64 97 37 64 97 12/31/2014 12/31/2015 12/31/2016 3/31/2017 $171.7 $223.4 $277.5 $289.5 6.03% 5.66% 5.67% 5.58% Attractive & High Yielding Loan Portfolio (1) Includes multifamily loans. (2) Based on average outstanding balance for the three months ended March 31, 2017. (3) Nonperforming assets include nonperforming loans, other real estate owned and other foreclosed assets. Loan Composition at March 31, 2017 Total Loans ($mm) Commercial 39.0% Commercial real estate¹ 39.4% 1 - 4 family residential 16.4% Consumer 3.8% Construction 1.4% Yield on Loans (dollars in millions) As of March 31, 2017 Loans Amounts Percentage Rate Commercial $112.8 39.0% 6.31% Commercial real estate¹ 114.0 39.4% 5.32% 1-4 family residential 47.6 16.4% 4.01% Consumer 11.0 3.8% 7.72% Construction 4.1 1.4% 5.51% Total Gross Loans $289.5 Average Yield on Loans² 5.58% Attorney - related loans represented approximately 37% of total gross loans as of March 31, 2017 NCOs / Avg. Loans NPAs³ / Assets 0.00% 0.16% (0.01%) 0.01% 0.00% 0.00% 0.00% 0.00%

9 37 64 97 37 64 97 37 64 97 37 64 97 ▪ Commercial and Consumer Loans to the Litigation Market – Enhance overall yield with attractive risk adjusted returns – Generate low cost core deposits without branch network – Generate off balance sheet funds/sweeps and customer fees income ▪ Diversified and Stable Business Model – Simple strategy – “Listen” to the market and tailor products to meet needs – Distinguishes Esquire from other “one product fits all” financial institutions – Fragmented lending market – competing with finance companies ▪ Strong Distribution Network – Founders and Board members – Investors and customers – Informal affiliations with national and state trial associations ▪ Strong Credit Quality – Traditional commercial underwriting (tax returns, PFS, PG’s, cash flows) – Independent case inventory evaluation for “borrowing base” – UCC – 1 on all assets including case inventory – No NPAs¹ as of March 31, 2017 (1) Nonperforming assets include nonperforming loans, other real estate owned and other foreclosed assets. Tailored Products & Solutions to the Legal Community on a National Basis

10 37 64 97 37 64 97 37 64 97 37 64 97 (1) Esquire provides merchant services for small businesses through relationships with third parties known as Independent Sales Organizations (“ISOs ”). Strong Merchant Services and Noninterest Income Growth ▪ Provide merchant services for small businesses located on a national basis ▪ Acquiring Bank and ISO¹ based model; continued momentum recruiting new ISOs¹ ▪ Currently service approximately 13,000 small businesses ▪ Processed approximately $3.6 billion in merchant transaction volume in 2016 and $787.7 million in 1Q 17 ▪ Generated approximately $838,000 in revenue in 1Q 17 ▪ Off balance sheet funds/sweeps drive the majority of customer fees Other Non - Interest Income $471 $741 $1,180 $228 $366 $1,143 $2,202 $2,939 $753 $838 $151 $6 $6 $1,765 $2,943 $4,125 $987 $1,204 2014 2015 2016 1Q16 1Q17 Customer Fees Merchant Processing Security Sales Noninterest Income / Avg. Assets 0.64% 0.89% 1.08% 1.14% 1.16% Customer Fees 30% Merchant Processing 70% 1Q 17 Noninterest Income Composition Merchant Services Overview Noninterest Income ($000)

11 37 64 97 37 64 97 37 64 97 37 64 97 ▪ Unique Banking Opportunity – Large & growing market ▪ Fragmented Market – Banks provide traditional depository services – Non - Banks provide High - Cost Financing Products ▪ Multi - Dimensional Market – Attractive, High - Yielding, Lower Risk Specialty Business & Consumer Lending Products ▪ Funded With – Core Low Cost Settlement Escrow and Commercial Operating Deposits • From law firms, claims administrators, lien resolution firms, courts, etc. (1) Source: Towers Watson . Includes single event, mass tort and class action claims represented approximately $264.6 billion in commercial and personal tor t costs in 2010. Litigation Market Overview and Opportunity Total Annual U.S. Tort System Costs ($ bn )¹ 1950 1960 1970 1980 1990 2000 2010 $2 $5 $14 $43 $130 $179 $265 $ 264.6 Billion¹ Annual Flow of Funds Plaintiff Legal Settlement Process: Multiple Recurring Product Opportunities Various Commercial/Consumer Loan and Deposit Opportunities Insurance Co./ Defendant Litigation Commenced Litigation Settled Litigation Paid

12 37 64 97 37 64 97 37 64 97 37 64 97 Scalable Platform and Expanding Profitability (1) Efficiency ratio represents noninterest expenses, divided by the sum of net interest income plus noninterest income. With res pec t to efficiency ratio, adjusted, noninterest income excludes gains or losses on sale of investment securities. This is a non - GAAP financial measure. See “Non - GAAP Financial Measure Reconciliation” below for a reconciliation of this measure to its most c omparable GAAP measure. (2) For purposes of computing book value per common share, book value equals total common stockholders’ equity divided by total number of common shares outstanding. Total common stockholders’ equity equals total stockholders’ equity , less preferred equity. Preferred equity was $720 and $1,697 at March 31, 2017 and 2016, respectively, and $720, $1,697 and $1,842 at December 31, 2016, 2015 and 2014, respectively. The Company had no intangible assets of the dates indicated. Thus, tangible book value per common share is the same as book value per share for each of the periods indicated. Note: Dollars in thousands, except per share amounts. Return on Average Assets Net Income Available to Common Efficiency Ratio, adjusted¹ Tangible Book Value per Share² 2014 2015 2016 1Q17 0.01% 0.36% 0.74% 0.79% 2014 2015 2016 1Q17 94.9% 81.5% 73.8% 73.2% 2014 2015 2016 1Q16 1Q17 $41 $1,172 $2,822 $643 $815 2014 2015 2016 1Q16 1Q17 $8.98 $9.72 $10.29 $10.07 $10.50

13 37 64 97 37 64 97 37 64 97 37 64 97 “Best in Class” Net Interest Margin Yield on Loans Cost of Deposits Net Interest Margin 2014 2015 2016 1Q17 6.03% 5.66% 5.67% 5.58% 2014 2015 2016 1Q17 0.18% 0.15% 0.15% 0.15% 2014 2015 2016 1Q17 3.86% 3.74% 4.25% 4.23%

14 37 64 97 37 64 97 37 64 97 37 64 97 Solid Capital Position to Support Future Growth (dollars in thousands, except per share data) As of March 31, 2017 Actual As Adjusted¹ Stockholders' equity Preferred stock, par value $0.01 $1 $1 Common stock, par value $0.01 50 68 Capital surplus 58,983 82,497 Retained deficit (5,011) (5,011) AOCI (779) (779) Total stocholders' equity $53,244 $76,776 Capital Ratios (Bank Level) Tier 1 capital to average assets 11.60% 17.26% Tier 1 capital to risk-weighted assets 15.46% 23.00% Total capital to risk-weighted assets 16.59% 24.13% Common equity tier 1 capital to risk-weighted assets 15.46% 23.00% Tangible common equity to tangible assets² 11.99% 16.48% Per share data Book value per common share³ $10.50 $11.18 Tangible book value per common share ⁴ $10.50 $11.18 (1) On a pro forma basis to give effect to ( i ) the issuance and sale by the Company of 1,800,000 shares of common stock in the offering (assuming the underwriter does not exercise its option to purchase any ad dit ional shares to cover over - allotments, if any) and the receipt and application of the net proceeds from the sale of these shares at an initia l public offering price of $15.00 per share and (ii) the sale by the selling stockholders of 760,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and the estimated offering ex pen ses payable by the Company. (2) Tangible common equity to tangible assets is a ratio of the Company. (3) For purposes of computing book value per common share, book value equals total common stockholders’ equity divided by total n umb er of common shares outstanding. Total common stockholders’ equity equals total stockholders’ equity, less preferred equity. Preferred equity was $720 and $1,697 at March 31, 2017 and 2016, respectively, a nd $720, $1,697 and $1,842 at December 31, 2016, 2015 and 2014, respectively. (4) The Company had no intangible assets as of the dates indicated. Thus, tangible book value per common share is the same as book va lue per common share for each of the periods indicated .

15 37 64 97 37 64 97 37 64 97 37 64 97 (1) Source: Towers Watson. Includes single event, mass tort and class action claims represented approximately $264.6 billion in com mercial and personal tort costs in 2010. (2) Source: According to a report issued by the Nilson Report, American Express, Discover, MasterCard, and Visa brand consumer and commercial credit, debit, and prepaid cards issued in the U.S. generated nearly $5 trillion in purchase volume in 2015, up 7.8% verses 2014. Summary ▪ High growth, unique business model – Provide financial and merchant processing services to the legal and small business communities on a national basis – Legal market represents $264.6 billion¹ in payments and merchant processing market represents nearly $5 trillion² in purchase volume – Leverage relationships in legal community to generate low cost deposits without a “brick and mortar” branch network – Tailored high yielding lending products for the legal community ▪ Established merchant service business with stable noninterest income ▪ Strong credit culture - solid asset quality ▪ Highly experienced and well - known leadership team

Appendix

17 * Denotes founding organizer of Esquire Bank. Independent Board of Directors Tony Coelho Director Since 2010 ▪ Bender Consulting Services; 1978 - 1989 U.S. House Representative Todd Deutsch Director Since 2015 ▪ Former Portfolio Manager/Principal; Bascom Hill Partners Marc Grossman Director Since 2013 ▪ Founder & Senior Partner: The Sanders Law Firm Russ M. Herman Director Since 2007 ▪ Herman, Herman & Katz, L.L.C.; Senior Partner Janet Hill Director Since 2016 ▪ Principal; Hill Family Advisors Robert J. Mitzman Director Since 2007 ▪ Founder/Chairman /Former CEO; The Quick Group of Companies John Morgan Director Since 2015 ▪ Founder; Morgan & Morgan Richard T. Powers* Director Since 2006 ▪ Owner; RT Powers & Associates Jack Thompson Director Since 2016 ▪ Head of Financial Services Investments; Gapstow Capital Partners Kevin Waterhouse* Director Since 2006 ▪ Vice President and Investment Advisor; L.M. Waterhouse & Co Selig Zises * Director Since 2009 ▪ Founder and Former CEO; Integrated Resources

18 37 64 97 37 64 97 37 64 97 37 64 97 (1) For purposes of computing book value per common share, book value equals total common stockholders’ equity divided by total n umb er of common shares outstanding. Total common stockholders’ equity equals total stockholders’ equity, less preferred equity. Preferred equity was $720 and $1,697 at March 31, 2017 and 2016, respectively, and $720, $1,697 and $1,842 at December 31, 2016, 2015 and 2014, respectively. (2) The Company had no intangible assets as of the dates indicated. Thus, tangible book value per common share is the same as book va lue per common share for each of the periods indicated. (3) Efficiency ratio represents noninterest expenses, divided by the sum of net interest income plus noninterest income . Adjusted noninterest income is a non - GAAP financial measure and excludes gains or losses on sale of investment securities. (4) Nonperforming loans include nonaccrual loans, loans past due 90 days and still accruing interest and loans modified under tro ubl ed debt restructurings. Historical Financial Performance (dollars in thousands, except per share amounts) As of December 31, As of March 31, 2014 2015 2016 2016 2017 Balance Sheet Data: Total assets $330,690 $352,650 $424,833 $351,500 $438,059 Loans receivable, net 170,512 221,720 275,165 233,294 287,033 Deposits 290,774 301,687 370,788 298,693 383,372 Total stockholders' equity 38,542 49,425 52,186 51,170 53,244 Income Statement Data: Net interest income $10,248 $11,994 $15,657 $3,632 $4,295 Provision for loan losses 300 930 595 145 150 Noninterest income 1,765 2,943 4,125 987 1,204 Noninterest expense 11,262 12,171 14,599 3,420 4,024 Income tax expense 410 664 1,766 411 510 Net income available to common stockholders $41 $1,172 $2,822 $643 $815 Per Share: Earnings per common share Basic $0.01 $0.25 $0.56 $0.13 $0.16 Diluted $0.01 $0.25 $0.55 $0.13 $0.16 Book value per common share¹ $8.98 $9.72 $10.29 $10.07 $10.50 Tangible book value per common share² $8.98 $9.72 $10.29 $10.07 $10.50 Selected Performance Ratios: Return on average assets 0.01% 0.36% 0.74% 0.74% 0.79% Net interest margin 3.86% 3.74% 4.25% 4.27% 4.23% Efficiency ratio, adjusted³ 94.94% 81.48% 73.82% 74.14% 73.18% Allowance for loan losses to loans 1.25% 1.25% 1.23% 1.26% 1.21% Nonperforming loans to total loans ⁴ 0.00% 0.00% 0.00% 0.00% 0.00%

19 37 64 97 37 64 97 37 64 97 37 64 97 Reconciliation of Non - GAAP and Adjusted Measures (dollars in thousands, except per share amounts) As of December 31, As of March 31, 2014 2015 2016 2017 Net interest income $10,247 $11,994 $15,657 $4,295 Noninterest income 1,766 2,943 4,125 1,204 Less: Net gains on sales of securities 151 0 6 0 Adjusted revenue $11,862 $14,937 $19,776 $5,499 Noninterest Expense $11,262 $12,171 $14,599 $4,024 Efficiency Ratio, adjusted 94.94% 81.48% 73.82% 73.18%

20 37 64 97 37 64 97 37 64 97 37 64 97 Reconciliation of Non - GAAP and Adjusted Measures (1) Includes Series B Non - Voting Preferred Stock. Note: The Company had no intangible assets of the dates indicated. (dollars in thousands, except per share amounts) As of December 31, As of March 31, 2014 2015 2016 2016 2017 Total Stockholders' Equity $38,542 $49,425 $52,186 $51,170 $53,244 (-) Preferred Stock¹ 1,842 1,697 720 1,697 720 Common Equity $36,700 $47,728 $51,466 $49,473 $52,524 (-) Goodwill 0 0 0 0 0 (-) Other Intangibles 0 0 0 0 0 Tangible Common Equity $36,700 $47,728 $51,466 $49,473 $52,524 Common Shares Outstanding 4,088,410 4,911,870 5,002,950 4,911,870 5,003,030 Tangible Book Value per Share $8.98 $9.72 $10.29 $10.07 $10.50